 Pursuant to Rule 424(b) (3)
SEC File No. 333-165669

PROSPECTUS

RAPHAEL INDUSTRIES LTD.
NO MINIMUM - 10,000,000 SHARES OF COMMON STOCK MAXIMUM

This prospectus relates to the sale of a maximum of 10,000,000 shares of our common stock at an offering price of $0.10 per share, with a no minimum required for us to accept funds. Mr. Ron Hughes, our President, will sell the common stock to investors inside and/or outside the United States. For purposes of this offering, our President may be deemed to be an underwriter of this offering. He is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 “the Exchange Act”. He will receive no selling commissions or other remuneration in conjunction with this offering of the shares on behalf of Raphael. If the entire 10,000,000 shares of common stock are sold, we will receive gross proceeds of $1,000,000 before expenses of approximately $30,000. Proceeds from the offering will be deposited into our account with Wells Fargo NA.  If your subscription is rejected by us, you will receive a full refund of your investment.  We will offer shares pursuant to this prospectus for 270 days from the date it becomes effective. No assurance can be given that we will be able to sell any shares. We do not have any agreements or arrangements with affiliates to purchase shares pursuant to this registration statement, nor are they prohibited from purchasing shares. If our affiliates elect to purchase shares, it may result in a small number of unaffiliated investors owning our stock, thereby allowing the affiliates to control or influence all matters subject to stockholders vote. Additionally, it may make it difficult for us to establish a liquid public market, reducing your ability to sell your shares.

There are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold on our behalf by Ron Hughes, one of our officers and directors.  Mr. Hughes will not receive any commissions or proceeds from the offering for selling shares on our behalf.

Investing in our common stock involves risks. See “Risk Factors” starting at page 4.

	Offering Price	Expenses	Proceeds to Us

Per Share if All Shares Sold	$0.10	$0.0001	$0.0999
Sale of All Shares Sold	$1,000,000	$30,000	$970,000

Since September 4, 2007, Raphael Industries Ltd.’s common stock has been listed on the Financial Industry Regulatory Authority’s (“FINRA”) OTC Bulletin Board (“OTC BB”) under symbol “RPHA” and has traded on a limited basis. The last reported sales price per share of our common stock as reported on the OTC BB on March 19, 2010 was $0.81.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 5, 2010.

SUMMARY OF OUR OFFERING

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “risk factors” section, the financial statements and the notes to the financial statements. As used throughout this prospectus, the terms “we,” “us,” and “our” refers to Raphael Industries Ltd.

About Our Company

Raphael Industries Ltd is a Nevada company incorporated on October 31, 2005. We are a startup company providing list management and marketing services in the direct mail marketing industry. A list is a collection of names with personal information that has been accumulated through various sources such as subscription-based magazines and newspapers, catalogues, yellow pages, white pages, incorporation records, real estate deed transfers and other various sources.  Our business model is to manage and market lists whereby we store, maintain, and rent lists on behalf of the list owner.  We generate revenue by renting the names and personal information to companies who solicit their products or services to the individuals on the list.  To date, we have had limited revenues and have been issued a going concern opinion from our auditors. Our registered office and agent for service is located at 5190 Neil Road, Suite 430 Reno, NV 89502. Our telephone and fax numbers are 1-866-261-8853 and 1-414-434-3656, respectively and our corporate website is www.raphaelindustries.net. We market one mailing list on a non-exclusive case-by-case basis.

Our auditors have issued a going concern opinion suggesting there is a real possibility that we will not be able to maintain our operations. Since inception we have generated limited revenues. We are dependent on the sale of our securities to fund operations.

About this Offering

This prospectus relates to the sale of up to 10,000,000 shares of our common stock at a price of $0.10 per share. The common stock will be sold by Mr. Ron Hughes, our President, to investors located both inside and outside the United States. Our shares will be sold on a “best efforts” basis with no minimum amount required in order to accept funds. No commissions are being paid in connection with the offering. All expenses of the registration statement are estimated to be $30,000 including but not limited to, legal, accounting, printing and mailing fees and will be paid by us. As of March 19, 2010, 19,023,000 shares of our common stock are outstanding.

The Offering

Following is a brief summary of this offering:

Securities being offered	A maximum of 10,000,000 shares of common stock, par value $0.10 and a no minimum.
Offering price per share	$0.10
Offering period	The shares are being offered for a period not to exceed 270 days.
Net proceeds to us	Approximately $970,000, assuming the maximum number of shares are sold.
Use of proceeds	We will use the proceeds to pay for offering expenses, research and marketing.
Number of shares outstanding before the offering	19,023,000
Number of shares outstanding after the offering if all of the shares are sold	29,023,000

RISK FACTORS

The following summarizes material risks relating to our business that you should carefully consider. The risks described below are not the only risks that we face. If any of the following risks actually occur, they would likely harm our business, financial condition, and results of operations.

RISK FACTORS RELATED TO THE BUSINESS

1.   Our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

Our audited financial statements, for the year ended September 30, 2009, were prepared on a going concern basis in accordance with United States generally accepted accounting principles. The going concern basis of presentation assumes that we will continue in operation for the foreseeable future and will be able to realize our assets and discharge our liabilities and commitments in the normal course of business. However, our auditors have indicated that our inability to generate sufficient revenue raises substantial doubt as to our ability to continue as a going concern.

2.   We currently market only one list on a non-exclusive basis.

We have one agreement to market one list on a non-exclusive basis. If we fail to generate revenues from the marketing of this mailing list, our business may fail. If we fail to secure additional lists for rent and marketing, our business may fail. We continue to seek rental of this list and secure additional lists, however, our prospects for revenue generation are limited.

3.   We have a limited history of operations and unless we are able to successfully generate rental income from our lists or secure new lists, our business and operating results will suffer resulting in the failure of our business.

We have limited history in the activities described herein and there is no certainty that we will be successful in marketing and renting the lists. We have had limited sales and even if revenues meet levels we anticipate, we could sustain losses, and our business and the price of our common stock may be harmed. See notes accompanying financial statements for information on our history of losses and anticipation of continued losses.

4.   We have generated limited revenues from operations and may have additional capital requirements to continue our operations. Such capital might not be available to us on favorable terms or at all, and if unavailable our ability to run our business will be negatively effected.

If we are unable to generate sufficient revenues to cover operating expenses or raise additional funds, we will unlikely establish or maintain our business operations resulting in the failure of our business and the loss of your investment. We currently have no other plans or arrangements to raise capital for our business beyond funds contemplated in this prospectus.

5.   If we lose the services of our officers and directors, we will be left without effective management.

Ms. Heather Grant, Mssrs. Ron Hughes and Arne Raabe are our executive officers and directors and the loss of their services will likely result in the failure of our business and the total loss of your investment.

6.   Our President, Mr. Ron Hughes is one of our officers and directors and he is responsible for both establishing and maintaining internal controls.

Mr. Ron Hughes, one of officers and directors, is responsible for establishing and maintaining effective internal controls over financial reporting, establishing and maintaining proper accounting records, selecting appropriate accounting principles, safeguarding assets and complying with relevant laws and regulations. There can be no guarantee that this conflict of interest may not result in errors and omissions going undetected.

7.   Mr. Hughes, one of our officers and directors, spends 50% of his time on our business. This may diminish our prospects for growth.

We have three officers and directors and they have other business interests, which results in their devoting only approximately 50% of their time to our business. As such it may be difficult to establish rentals independent of third party agents.

8.   We rely on consultants and if we are unable to retain these or other similarly qualified individuals, we may be unable to carry out our business operations.

We are dependent upon service providers, such as database storage companies and third party marketing agents. Loss of their services will adversely affect our business and our ability to maintain our operations. We have not entered into any employment or non-competition agreements with these individuals and do not plan to in the future. Our success will depend on our ability to attract and retain qualified personnel. If we cannot attract and retain the necessary individuals our operating results will suffer.

9.   We are entirely dependent on our sole list license agreement for our continued operations and our business will fail if we are unable to rent the list or lose our right to market this list.

We do not own any lists and are dependent on our sole list agreement.  If we lose our right to market this list or secure additional list agreements, our business will fail.

10.  We are a development stage company and have conducted limited market research on the viability of our business.

We have conducted limited market research on the demand for our products and services. The direct mail industry is mature and highly competitive and we have not ascertained if there is sufficient demand for our product and services to support our business plan. If sufficient demand does not exist in the market, it might result in the failure of our business and the total loss of your investment.

11.  There is no guarantee that we will be able to generate sufficient revenues to maintain our operations. Failure to do so will result in the failure of our business.

The market for lists is limited and there is no assurance that we’ll generate revenues. Failure to attain additional agreements for mailing lists will result in our inability to generate sufficient revenue to fund our business, resulting in the failure of our business and the total loss of your investment.

12.  We rely on third party marketers to assist us in the marketing and sale of licensed lists. Failure to maintain these relationships will limit our growth prospects.

Our business success is dependent on the performance of third party management and marketing agents. Revenues derived from their efforts represent vital funds for our continued operations. The loss or damage of any of our business relationships and or revenues derived there from will limit our growth and may result in the failure of our business.

13.  The industry in which we operate is subject to government regulation. There can be no certainty that new regulations or laws will not arise which may increase our costs and operating expenses.

During the last decade laws have been passed to regulate the marketing of personal and private information. These laws have had the effect of increasing cost for list managers and list providers. There can be no guarantee that new laws will not make the future marketing of lists impossible or cost prohibitive.

14.  Many large companies are reducing their use of direct mail advertising and increasing their use of Internet advertising, including e-mail and banner advertisements.

As a result of this change in the direct mail marketing industry, some customers are purchasing less data for direct mail applications, thereby reducing the potential market for direct marketing lists.

15.  We face intense competition in the market from larger more established companies that offer a wider array of products. These competitors will make it difficult for us to offer competing products and grow our business.

Companies that are larger, better funded, with longer operating histories like infoGroup Inc. and Harte-Hanks Inc. dominate our industry. These competitors are able to offer services and expertise beyond our capabilities which will make it difficult for us to secure new clients and increase our client base. Failure to expand our client base will severely limit our prospects for growth.

RISK FACTORS RELATED TO COMMON STOCK

16.  A small active shareholder base can influence our affairs.

Our bylaws specify a quorum requirement of 5% at any meeting of shareholders. As a consequence, we can conduct business at shareholder meetings with only 5% of the shareholders present in person or by proxy. This can lead to decisions being made by a small active shareholder base that impact the majority of shareholders, if the majority elects to stay inactive.

17.  There are legal restrictions on the resale of our common shares, including Penny Stock Regulations under the U.S. Federal Securities Laws. These restrictions may adversely affect the ability of investors to resell their shares.

Our Articles do not restrict the sale or transfer of our common stock, however, such sale or transfer must be made in full compliance with applicable state and federal securities laws. Our securities are subject to the penny stock rules, which apply generally to equity securities with a price of less than $5.00 per share, other than securities registered on certain national exchanges or quoted on the NASDAQ system. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers willing to engage in the trading of our shares. This results in reduced liquidity and an increase in the spread between the bid and ask price. Investors should be aware that the level of trading activity on the secondary market can be very illiquid and investors may find it expensive and difficult to sell their shares.

18.  There is the possibility of future dilution.

There is the possibility that we may still require further capital investment. Our Board of Directors will evaluate the need for and oversee the sourcing of future capital. There is the possibility that such additional sources of financing may result in dilution in the value of our common stock.

19.  One of our directors, Arne Raabe, owns 53.6% of our shares allowing him to control our future direction.

Mr. Raabe controls all matters subject to stockholder’s vote with 53.5% of the current shares outstanding. If we are able to sell the maximum allowed pursuant to this prospectus he will still control 35% of the share outstanding and be in a position to influence all matters subject to stockholder vote.

20.  Trading of our common stock is limited and trading restrictions imposed on us by regulatory authorities may further reduce our trading, making it difficult for our shareholders to sell their shares.

Trading of our Common Stock is currently conducted on the OTC BB. The liquidity of our Common Stock is limited, not only in terms of the number of shares that can be bought and sold at a given price, but may also be adversely affected by delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of us, if at all. Currently, there are approximately 75 holders of record of our Common Stock. These factors may result in lower prices for our Common Stock than might otherwise be obtained and could also result in a larger spread between the bid and ask prices for our Common Stock. In addition, without a large float, our Common Stock is less liquid than the stock of companies with broader public ownership and, as a result, the trading prices of our Common Stock may be more volatile. In the absence of an active public trading market, an investor may be unable to liquidate his investment in our Common Stock. Trading of a relatively small volume of our Common Stock may have a greater impact on the trading price of our stock than would be the case if our public float were larger. We cannot predict the prices at which our Common Stock will trade in the future.

21.  Because there is a limited public trading market for our common stock, you may not be able to resell your stock.

There is currently a limited public trading market for our common stock on the Bulletin Board operated by the Financial Industry Regulatory Authority under the symbol “RPHA.”  Therefore there you may have difficulty reselling your shares.

22.  Because our common stock is a “penny stock,” you may not be able to resell your shares of our common stock, and the market price of our common stock may be adversely affected.

Our common stock is a “penny stock” if, among other things, the stock price is below $5.00 per share, it is not listed on a national securities exchange or approved for quotation on the American Stock Exchange, the NASDAQ Stock Market or any other national stock exchange or it has not met certain net tangible asset or average revenue requirements. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the Commission. A broker must also give a purchaser, orally or in writing, bid and offer quotations and information regarding broker and salesperson compensation, make a written determination that the penny stock is a suitable investment for the purchaser, and obtain the purchaser’s written agreement to purchase the penny stock. Broker-dealers must also provide customers who hold penny stock in their accounts with such broker-dealer a monthly statement containing price and market information relating to the penny stock. If a penny stock is sold to an investor in violation of the penny stock rules, the investor may be able to cancel its purchase and get its money back.

If applicable, the penny stock rules may make it difficult for investors to sell their shares of our common stock. Because of the rules and restrictions applicable to a penny stock, there is less trading in penny stocks and the market price of our common stock may be adversely affected. Also, many brokers choose not to participate in penny stock transactions. Accordingly, investors may not always be able to resell their shares of our common stock publicly at times and prices that they feel are appropriate.

23.  Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.

There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act, new regulations promulgated by the Commission and rules promulgated by the American Stock Exchange, the other national securities exchanges and the NASDAQ. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Our board members, Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.

USE OF PROCEEDS

Our offering is being made on a self-underwritten a no minimum, $1,000,000 maximum basis.  The table below sets forth the use of proceeds if 25%, 50%, 75% or 100% of the offering is sold.

	25%	50%	75%	100%
Gross proceeds	$250,000	$500,000	$750,000	$1,000,000
Offering expenses	$30,000	$30,000	$30,000	$30,000
Net proceeds	$220,000	$470,000	$720,000	$970,000

The net proceeds will be used as follows:

Legal and audit	$30,000	$40,000	$50,000	$60,000
SOX 404 attestation	$40,000	$40,000	$40,000	$40,000
Travel and conference	$45,000	$90,000	$140,000	$190,000
Web site upgrade	$0	$25,000	$25,000	$25,000
Marketing material and printing	$50,000	$100,000	$150,000	$170,000
International legal	$0	$15,000	$30,000	$50,000
Sourcing agent	$0	$50,000	$80,000	$110,000
Working capital	$55,000	$110,000	$205,000	$325,000
Total	$220,000	$470,000	$720,000	$970,000

Total offering expenses to be paid from the proceeds of the offering are $20,000 for legal fees and expenses; $3,000 for printing our prospectus; $6,400 for accounting/administrative fees; $500 for our transfer agent; and $100 for our SEC filing fee.

We intend to spend between $30,000 and $60,000 on domestic legal and audit fees. We anticipate that these fees will increase in conjunction with our international strategy and intend to spend up to $50,000 on international legal representation for set up of foreign business and contract reviews. We will also spend $40,000 on SOX 404 attestation.

We intend to spend between $45,000 and $190,000 on international travel and conference attendance to implement our international strategy.  We will further spend between $50,000 and $170,000 on creating printed marketing material. This includes design and translation to different languages and for printing. We intend to contact chamber of commerce and other business registries for sources of potential business clients.

We intend to upgrade our web site with new content, design and languages. We intend to spend $25,000 to complete these improvements.

We intend to spend between $50,000 and $110,000 on a sourcing agent for direct access to prospective customers in Asia.

Included in working capital of $55,000 to $325,000 are expenses for office rent in Hong Kong. We intend to utilize a package office service to initially reduce our need for full time employees in the country. Working capital is further comprised of expenses for telephone service, mail, stationary, acquisition of office equipment and supplies, and general working capital.

DETERMINATION OF OFFERING PRICE

When determining the offering price of $0.10 per share we considered such factors as the current market price of our common stock, the limited liquidity of our common stock, the limited revenue we have generated, and our previous public offering share price. Due to the lack of trading we placed greatest weight on the previous public offering price.

The public offering price of the shares does not bear any relationship to established valuation criteria and is not indicative of prices that may prevail in the future. You cannot be sure that a liquid public market for any of our securities will develop and continue or that the securities will ever trade at a price higher than the offering price in this offering.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of December 31, 2009, the net tangible book value of our shares of common stock was $177,412 or approximately $0.01 per share based upon 19,023,000 shares outstanding.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 29,023,000 shares to be outstanding will be $1,147,412 or approximately $0.04 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.03 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $ 0.04 per share.

After completion of this offering, if 10,000,000 shares are sold, you will own approximately 34% of the total number of shares then outstanding for which you will have made a $1,000,000 cash investment, or $0.10 per share. Our existing stockholders will own approximately 66% of the total number of shares then outstanding, for which they have made contributions of cash totaling $321,150 or approximately $0.02 per share.

If 75% of the Shares Are Sold:

Upon completion of this offering, in the event 75% of the shares are sold, the net tangible book value of the 26,523,000 shares to be outstanding will be $897,412, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $ 0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $ 0.03 per share.

After completion of this offering, if 7,500,000 shares are sold, you will own approximately 28% of the total number of shares then outstanding for which you will have made a $750,000 cash investment, or $0.10 per share. Our existing stockholders will own approximately 72% of the total number of shares then outstanding, for which they have made contributions of cash totaling $321,150 or approximately $0.02 per share.

If 50% of the Shares Are Sold:

Upon completion of this offering, in the event 50% of the shares are sold, the net tangible book value of the 24,023,000 shares to be outstanding will be $647,412, or approximately $0.03 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.02 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.03 per share.

After completion of this offering, if 5,000,000 shares are sold, you will own approximately 21% of the total number of shares then outstanding for which you will have made a $500,000 cash investment, or $0.10 per share. Our existing stockholders will own approximately 79% of the total number of shares then outstanding, for which they have made contributions of cash totaling $321,150 or approximately $0.02 per share.

If 25% of the Shares Are Sold:

Upon completion of this offering, in the event 25% of the shares are sold, the net tangible book value of the 21,523,000 shares to be outstanding will be $391,412, or approximately $0.02 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part. You will incur an immediate dilution from $0.10 per share to $0.02 per share.

After completion of this offering, if 2,500,000 shares are sold, you will own approximately 12% of the total number of shares then outstanding for which you will have made a $250,000 cash investment, or $0.10 per share. Our existing stockholders will own approximately 88% of the total number of shares then outstanding, for which they have made contributions of cash totaling $321,150 or approximately $0.02 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if 100% of the Shares are Sold:

Price per share	$0.10
Net tangible book value per share before offering	$0.01
Potential gain to existing shareholders	$0.03
Net tangible book value per share after offering	$0.04
Increase to present stockholders in net tangible book value per share
after offering	$0.03
Capital contributions	$321,150
Number of shares outstanding before the offering	19,023,000
Number of shares after offering assuming the sale of the maximum
number of shares	29,023,000
Percentage of ownership after offering	66%

Purchasers of Shares in this Offering if 100% of the Shares are Sold

Price per share	$0.10
Dilution per share	$0.06
Capital contributions	$1,000,000
Number of shares after offering held by public investors	10,000,000
Percentage of capital contributions by existing shareholders	24%
Percentage of capital contributions by new investors	76%
Percentage of ownership after offering	34%

Purchasers of Shares in this Offering if 75% of the Shares are Sold

Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$750,000
Number of shares after offering held by public investors	7,500,000
Percentage of capital contributions by existing shareholders	30%
Percentage of capital contributions by new investors	70%
Percentage of ownership after offering	28%

Purchasers of Shares in this Offering if 50% of the Shares are Sold

Price per share	$0.10
Dilution per share	$0.07
Capital contributions	$500,000
Number of shares after offering held by public investors	5,000,000
Percentage of capital contributions by existing shareholders	39%
Percentage of capital contributions by new investors	61%
Percentage of ownership after offering	21%

Purchasers of Shares in this Offering if 25% of the Shares are Sold

Price per share	$0.10
Dilution per share	$0.08
Capital contributions	$250,000
Number of shares after offering held by public investors	2,500,000
Percentage of capital contributions by existing shareholders	56%
Percentage of capital contributions by new investors	44%
Percentage of ownership after offering	12%

PLAN OF DISTRIBUTION

We are offering up to 10,000,000 shares of our common stock no minimum, at $0.10 per share. Mr. Ron Hughes, our President, will sell the common stock to investors located both inside and outside the United States. Our shares will be sold on a “best efforts” basis with no minimum amount of shares of common stock that we must sell in order to accept funds. No commissions are being paid in connection with the offering. All expenses of the registration statement are estimated to be $30,000 including but not limited to, legal, accounting, printing and mailing fees and will be paid by us.

Mr. Ron Hughes, our President, is not a registered broker-dealer but will be offering our shares pursuant to an exemption from such broker-dealer registration pursuant to Rule 3a4-1 of the Securities Exchange Act of 1934 the “Exchange Act”. Rule 3a4-1 sets forth those conditions under which a person(s) associated with an issuer may participate in the offering of the issuer’s securities and not be deemed to be a broker/dealer. The conditions are that:

1.	The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2.	The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

 3.  The person is not at the time of their participation, an associated person of a broker/dealer; and,

4.
The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our President is not statutorily disqualified, and is not being compensated. He is and will continue to be our President at the end of the offering and has not been during the last twelve months and is not currently a broker/dealer or associated with a broker/dealer. He has not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation. He will receive no selling commissions or other remuneration in conjunction with the offering of the shares on our behalf. There are no finders involved in our distribution.

Currently, no restrictions have been placed on our officer and directors from buying in this offering nor on the number of shares they may acquire. However, we have no agreements or arrangements for them to purchase shares and they have no preliminary plans, intentions or arrangements to buy securities in the offering. Any purchase by our officer and directors will be done on the same terms and under the same conditions as those offered to the public and with investment purposes only and not with the intent to resell.

We intend to sell our shares outside the United States of America.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated there under. They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $15,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $150,000 or $300,000 jointly with their spouses).  While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer’s account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the NASD’s toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.   Because the penny stock rules impose additional obligations on broker/dealers, many broker/dealers are unwilling to buy or sell penny stock s or open accounts for customers who wish to buyer or sell penny stock.  As a result the penny stock rules may affect your ability to resell your shares.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for purchasing or attempting to induce any person to bid for or purchase the securities being distribute.

Offering Period and Expiration Date

This offering will start on the effective date of this prospectus and continue for a period of up to 270 days.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.	execute and deliver a subscription agreement and

2.	deliver a check or US$ denominated funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to “Raphael Industries Ltd.”

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned by us to the subscriber immediately, without interest or deductions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) together with our financial statements and the related notes thereto appearing elsewhere in this prospectus.

Some of the information contained in this MD&A or set forth elsewhere in this prospectus and registration statement, including information with respect to our plans and strategy for our business and related financing, includes Forward-Looking Statements that involve risks and uncertainties. In addition, you should read the “Risk Factors” section of this prospectus and registrations statement for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the Forward-Looking Statements contained in the following discussion and analysis.

Liquidity and Capital Resources

During the year ended September 30, 2007 we secured $251,150 in capital through the issuing of 5,023,000 common stock pursuant to an SB-2 registration statement.

Cash on hand is currently our only source of liquidity. We do not have any lending arrangements in place with banking or financial institutions and we do not anticipate that we will be able to secure these funding arrangements in the near future.

We have sufficient cash to carry out our normal operations for the next twelve months. Any funds raised pursuant to this prospectus will be added to our working capital and other general corporate purposes. To the extent that we may require additional funds to support our operations or the expansion of our business, we may sell additional equity or issue debt. Any sale of additional equity securities will result in dilution to our stockholders. There can be no assurance that additional financing, if required, will be available to us or on acceptable terms.

We do not expect any significant purchases of plant and equipment or any increase in the number of employees in the near future.

We do not have any contractual obligations.

Results of Operations

During the three months ending December 31, 2009, we realized revenues of $0 compared to $9,914 for the same period of 2008 and we incurred an operating loss before taxes of $20,769 compared to an operating loss of $44,840 for 2008. Total operating expenses for the three months ended December 31, 2009 were $20,769 (2008 - $44,840). The major components to expenses faced by the company during the three months were general and administrative of $24,162 (2008 - $26,733), foreign currency gain of $3,393 (2008 – loss of $22,892), and cost of sales of $0 (2008 - $ 5,129). The industry is experiencing an ongoing reduction in demand for direct mail lists. This lack of demand resulted in no revenue generated by us in the last quarter of 2009. We reduced our general and administrative expenses as our Chief Executive Officer continued to contribute less time to the company due to his other business commitments. We also experienced a currency gain as the US dollar weakened against the Canadian Dollar. We maintain some of our cash reserves in Canadian Dollars.

As of December 31, 2009, the Company had $230,791 in cash (September 30, 2009 - $239,248), $0 in prepaid expenses (September 30, 2009 - $100), and $2,298 in property and equipment (September 30, 2009 - $434).

The Company further had $12,267 in accounts payable and accrued liabilities (September 30, 2009 - $5,391), and $43,410 in licensee fee payable (September 30, 2009 - $43,410). There is no long-term debt. The Company may, in the future, invest in short-term investments from time to time but there can be no assurance that these investments will result in profit or loss.

During the fiscal year ending September 30, 2009, we realized revenue of $11,533 compared to $ 48,281 for the year ending September 30, 2008. Gross profit for the year was $6,674 as compared to $22,702 in 2008. We incurred an operating loss of $69,354 as compared to a loss of $93,376 for the period ending September 30, 2008. The major components to expenses faced by us during the last year were general and administrative of $72,160 (2008 - $91,708), cost of sales of $4,879 (2008 - $25,579), and foreign exchange loss of $2,161(2008 - $24,370). The foreign exchange loss was caused by the strengthening of the dollar vs. the Canadian dollar. We have been maintaining a portion of its cash in Canadian dollars. The reduction in revenue was caused by a general decline in demand for direct mailing lists in 2009. The reduction in operating expenses was due to lower consulting fees donated by our Chief Executive Officer as he spent more time on other business commitments. We also realized much lower foreign exchange losses as the US Dollar strengthened less against the Canadian Dollar than during the previous year.

As of September 30, 2009, we had $239,248 (2008 - $241,589) in cash, $0 (2008 - $16,920) in accounts receivable, $100 (2008 - $25) in prepaid expenses, $0 (2008 - $7,480) in website development, $434 (2008 - $1,114) in property and equipment, $2,891 (2008 - $2,023) in accounts payable, $2,500 (2008 - $5,003) in accrued liabilities, and $43,410 (2008 -  $35,767) in licensee fee payable. There is no long-term debt. In the future, we may invest in short-term investments from time to time, but there can be no assurance that these investments will result in profit or loss.

Our future growth and success will be dependent on our ability to market lists for our clients and to secure additional lists. If we cannot succeed in marketing licensed lists and to secure contracts to market lists then our prospects for growth are limited. We are in discussions with list brokers to secure list agreements and other possible business opportunities.

As of September 30, 2009, our sole source of revenue has been the list rental and brokerage services. Accordingly, no table showing percentage breakdown of revenue by business segment or product line is included.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of December 31, 2009, nor the date of this prospectus.

BUSINESS

History of operations

Raphael Industries Ltd is a Nevada company incorporated on October 31, 2005. We are a startup company providing list management and marketing services in the direct mail marketing industry. A list is a collection of individual person’s names with information such as their address, age, income, and marital status that has been accumulated through various sources like subscription-based magazines and newspapers, catalogues, yellow pages, white pages, incorporation records, real estate deed transfers, and various other sources. Our business model is to manage and market lists whereby we store, maintain, and rent lists on behalf of the list owner. We generate revenue by renting the names and personal information to companies who solicit their products or services to the individuals on the list. To date we have had limited revenues and have been issued a going concern opinion from our auditors. Our registered office and agent for service is located at 5190 Neil Road, Suite 430 Reno, NV 89502. Our telephone and fax numbers are 1-866-261-8853 and 1-414-434-3656, respectively and our corporate website is www.raphaelindustries.net.

On November 15, 2005, we signed a license agreement with Free Enterprise Press Limited for the exclusive right to market one list which was comprised of subscribers and former subscribers to two of their financial publications. The license agreement granted us the right to market the lists for a term of 2 years with the option to renew. The license agreement included an option to purchase the lists for a total consideration of $100,000 during the first year of the agreement. On April 14, 2006 we made an initial payment of US$50,000. We were required to make a final payment of $50,000 at or before November 15, 2006. On November 15, 2006 we agreed to extend the option to purchase the licensed list to August 15th, 2007. In consideration of the extension Raphael paid the licensor $10,000. We elected to let the option laps without acquiring the licensed list. We renewed the license in November 2007 for an additional 2 years on the same terms and conditions. On November 15, 2009, we renewed the agreement for one of the lists on a non-exclusive basis and abandoned our marketing rights for the other list.

On December 1, 2005, we signed a license agreement with Global Commodity Press Limited for the right to market two of their lists, which were assembled from various sources, including public domain databases, Internet marketing campaigns and media print publications. The license agreements granted us the right to market the lists for a term of 2 years after which we had the option to renew.

On December 1, 2007, we extended the license agreement with Global Commodity Press Limited for an additional term of 2 years.  On December 1st, 2009 the agreement with Global Commodity Press Limited lapsed and we have not renewed the license.

In addition to our agreements with the list owners, on November 22, 2005 and November 28, 2005 we entered into agreements with Marketing Software Company and ListFusion, respectively. These agreements provided us with database storage and maintenance. We maintain the agreement with ListFusion, however terminated the agreement with Marketing Software Company at the end of our agreement with Global Commodity Press.

We also entered into two separate agreements with Kroll Direct Marketing on November 28, 2005 and with Infomat Inc. December 5, 2005 for the marketing of our licensed lists. The agreement with Infomat was terminated at the end of our agreement with Global Commodity Press. Since inception in 2005 and through to the termination of the license agreement we entered into 78 rental agreements for the then licensed lists and generated $205,242 in revenue.

On March 17, 2010 we completed a 2-1 stock split of our common stock, all disclosures in this prospectus reflect the effect of this stock split unless otherwise specified.

Business of the Issuer

Our auditors have issued a going concern opinion suggesting there is a real possibility that we will not be able to maintain our operations. Since inception we have generated limited revenues. We are dependent on the sale of our securities to fund operations.

We provide list management and marketing services within the direct mail marketing industry. Direct mail marketing is defined as the practice of delivering promotional messages through the postal service directly to potential customers on an individual basis. There are two different categories of lists - response lists and compiled lists. Response lists are comprised of individuals and companies that have responded to direct mail solicitations or offers, including subscription-based magazines and newspapers, catalogues and other response generated offers. Compiled lists are generated from public sources such as yellow pages, white pages, incorporation records, real estate deed transfers, and various other sources. Information about the individuals and companies such as income, and marital status is then often added to increase the value of the list. Our licensed list has been generated from response efforts.

List management and marketing entails storing and maintaining a client’s list, sourcing prospective renters of the list, securing rentals, approving marketing material that will be mailed to the list, and securing payment from renters. Our sole source of revenue is the rental of lists. We do not generate any ongoing revenue from the storing and maintenance of any client’s lists.

Customers

Our prospective customers include energy publications such as The Oil and Gas Journal, Offshore Magazine, World Oil, consumer sales organizations, and manufacturers both domestic and foreign. We provide our customers rental access to a list of prospective consumers in the United States. Our list demographic is primarily men between the ages of 40 to 65 in the medium to high net worth category. This demographic profile is of marketing interest for many product and service sellers. We have focused our efforts to date in the commodity and financial magazine customers.

The main provisions in our rental agreements require us to forward a copy of the rented list to the customer. This may entail a portion of a list or the whole list, depending on the agreement entered into with the customer. The customer has the right to mail marketing materials to the names of the individuals and companies he has rented on a one time only basis, unless otherwise agreed. We charge a fee from the customer based on the number of names the customer rents. For new customers we require payment prior to forwarding any names and for ongoing customers we follow standard payment terms in the industry.

Our customers rent the list or a portion of the list on a multi-use basis (multiple mailings) or on a one time only basis (single mailing). Ordinarily a small portion of the list is rented to test its response rate. Response rate refers to the number or percentage of individuals who responded to the initial marketing solicitation. If the customer is satisfied with the response rate, they often rent the remaining names, or a portion of the remaining names depending upon the terms of the agreement. We are not dependent on any one customer or a few major customers for our ongoing revenue.

Sales and marketing

Our business strategy is to continue to market and rent our sole licensed list and seek contracts with new list owners to market lists on their behalf.  We do not own any lists. We intend to focus our marketing efforts on two different sectors. We will target energy sector publications such as The Oil and Gas Journal, Offshore Magazine, and World Oil. Previous rentals indicate that our licensed list has proven effective for these types of publications and their efforts to build subscriptions. We intend to pursue list marketing and rental agreements with these and other energy publications in an effort to market and rent their lists. We also intend to expand our marketing efforts by targeting consumer product manufacturers, like golf manufacturers and other service providers like time share operators

If we raise more than $500,000 we will expand internationally and target Asian manufacturers, producers, and catalog marketers. We will attend manufacturing and sourcing conferences and trade shows in Hong Kong, Shanghai and other major cities to secure contracts for the marketing of products to our list. We will engage sourcing agents on contract basis in different Asian markets for ongoing marketing to new prospects. We anticipate extensive travel to establish relationships and secure contracts in the Asian market. Many Asian manufacturers are selling their products in the US through US retailers. Our proposal would potentially increase their margins as the manufacturer maintains control over a larger part of the distribution channel. The demographics of our current list and the demographics of subscribers to other publications are well suited for marketing of leisure and luxury items.

Our strategy is further to maintain strict control on fixed overhead by utilizing consultants and service providers to the maximum extent. We believe this strategy will provide us with reduced capital requirements, the ability to focus on the revenue generating areas of our business, and offer greater flexibility to adjust to changes in a dynamic market.

We have two agreements in place with service providers for the management and marketing of lists. ListFusion, a database storage company, is storing and managing lists on a month to month basis. The agreement with ListFusion provides us with a secure and cost effective way to manage our client’s list. The agreement is cancellable at any time without penalty.  We also have an agreement with Kroll Direct Marketing (“Kroll”) for the marketing of our list. The agreement is cancellable on 45 days written notice and stipulates a 30% commission to Kroll on the gross rental price on any rentals secured by Kroll.

Industry and Competition

We operate within the direct mail marketing industry. According to the most recent Direct Marketing Association survey, marketers — commercial and nonprofit — spent $176.9 billion on direct marketing, which accounted for 52.1 percent of all ad expenditures in the United States. Measured against total US sales, these advertising expenditures generated approximately $2.057 trillion in incremental sales. In that year, direct marketing accounted for approximately 10 percent of total US gross domestic product.

Direct marketing is subject to technological advancements, high turnover of client personnel who make buying decisions, client consolidations, changing client needs and preferences, continual development of competing products and services and an evolving competitive landscape. This competition comes from numerous local, national and international direct marketing and advertising companies against whom we compete for individual projects, entire client relationships and marketing expenditures by clients and prospective clients. Among the largest companies are infoGroup Inc. and Harte-Hanks Inc who both generate revenue of approximately $500 million annually. There are various competitive factors in our industry, including the quality and scope of services, technical and strategic expertise, the value of the services provided as compared to the price of the services, reputation and brand recognition. We also compete against print and electronic media and other forms of advertising for marketing and advertising dollars in general. Failure to continually improve our current processes and to develop new products and services in a timely and cost-effective manner could result in the loss of our clients or prospective clients to current or future competitors. In addition, failure to gain market acceptance of our services could adversely affect our growth. Although we believe that our capabilities and niche expertise within our segment of the market enable us to compete effectively, our business results may be adversely impacted by competition.

The direct mail marketing industry is changing and faces several challenges. The trend in the industry is toward more comprehensive multi faceted avenues of advertising where direct mail contributes only a portion of the overall marketing strategy. This trend reduces the overall budget devoted exclusively toward direct mail and can reduce the demand for services from firms that only provide one part of the marketing mix. There is also a greater demand for more cost effective mechanisms to target prospective consumers, primarily through the use of the Internet and email.

Government Regulations

We are also subject to, or affected by, numerous domestic laws, regulations and industry standards that regulate direct marketing activities, including those that address privacy, data security and unsolicited marketing communications. Examples of some of these laws and regulations that may be applied to, or affect, our business or the businesses of our clients include the following:

•
The Financial Services Modernization Act of 1999, or Gramm-Leach-Bliley Act (GLB), which, among other things, regulates the use for marketing purposes of non-public personal financial information of consumers that is held by financial institutions. Although we are not considered a financial institution, our clients may be subject to the GLB. The GLB also includes rules relating to the physical, administrative and technological protection of non-public personal financial information.

•
The Health Insurance Portability and Accountability Act of 1996 (HIPAA), which regulates the use of personal health information for marketing purposes and requires reasonable safeguards designed to prevent intentional or unintentional use or disclosure of protected health information.

•
Federal and state laws governing the use of the Internet and regulating telemarketing, including the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003 (CAN-SPAM), which regulates commercial email and requires that commercial emails give recipients an opt-out method. Telemarketing activities are regulated by, among other requirements, the Federal Trade Commission’s Telemarketing Sales Rule (TSR), the Federal Communications Commission’s Telephone Consumer Protection Act (TCPA) and various state do-not-call laws.

•
A significant number of states in the U.S. have passed versions of security breach notification laws, which generally require timely notifications to affected persons in the event of data security breaches or other unauthorized access to certain types of protected personal data.

•	The Fair Credit Reporting Act (FCRA), which governs, among other things, the sharing of consumer report information, access to credit scores, and requirements for users of consumer report information.

•
The Fair and Accurate Credit Transactions Act of 2003 (FACT Act), which amended the FCRA and requires, among other things, consumer credit report notice requirements for creditors that use consumer credit report information in connection with risk-based credit pricing actions and also prohibits a business that receives consumer information from an affiliate from using that information for marketing purposes unless the consumer is first provided a notice and an opportunity to direct the business not to use the information for such marketing purposes, subject to certain exceptions.

There are additional consumer protection, privacy and data security regulations. These laws regulate the collection, use, disclosure and retention of personal data and may require consent from consumers and grant consumers other rights, such as the ability to access their personal data and to correct information in the possession of data controllers.

As a result of increasing public awareness and interest in individual privacy rights, data security and environmental and other concerns regarding unsolicited marketing communications, federal, state and industry organizations continue to consider new legislative and regulatory proposals that would impose additional restrictions on direct marketing services and products. Examples include data encryption standards, data breach notification requirements, consumer choice and consent restrictions and increased penalties against offending parties, among others. We anticipate that additional proposals will continue to be introduced in the future, some of which may be adopted. In addition, our business may be affected by the impact of these restrictions on our clients and their marketing activities. These additional regulations could increase compliance requirements and restrict or prevent the collection, management, aggregation, transfer, use or dissemination of information or data that is currently legally available. Additional regulations may also restrict or prevent current practices regarding unsolicited marketing communications. For example, many states have considered implementing do-not-mail legislation that could impact our and the businesses of our clients and customers. In addition, continued public interest in individual privacy rights and data security may result in the adoption of further voluntary industry guidelines that could impact our direct marketing activities and business practices.

We cannot predict the scope of any new legislation, regulations or industry guidelines or how courts may interpret existing and new laws. Additionally, enforcement priorities by governmental authorities may change and also impact our business. Compliance with regulations is costly and time-consuming, and we may encounter difficulties, delays or significant expenses in connection with our compliance, and we may be exposed to significant penalties, liabilities, reputational harm and loss of business in the event that we fail to comply. There could be a material adverse impact on our business due to the enactment or enforcement of legislation or industry regulations, the issuance of judicial or governmental interpretations, enforcement priorities of governmental agencies or a change in customs arising from public concern over consumer privacy and data security issues.

Patents, Trademarks, Licenses, Franchises, Concessions, Royalty Agreements, or Labor Contracts

Although we believe that our operations do not infringe on any trademark or copyright or other proprietary rights of third parties, there can be no assurance that those parties will not assert that our business procedures infringe their proprietary rights. We do not own any intellectual property.

Development Activities

Information regarding our development activities is included in Footnote 1 to the Financial Statements and is incorporated by reference herein.

Impact of Environmental Laws

We are not aware of any federal, state, or local environmental laws that would effect our operations.

Employees

We presently have no full-time employees. We have agreements with database storage and management firms to perform storage, maintenance and marketing of the list.

Transfer Agent and Registrar

Our transfer agent is Interwest Transfer Company Inc. 1981 East 4800 South Suite 100 Salt Lake City, Utah 84117, (801) 272-9294.

Our Registered Agent for Service of Process

Our registered office and agent for service is located at 5190 Neil Road, Suite 430 Reno, NV 89502.

Legal Proceedings

We are not involved in any material legal proceedings.

MARKET FOR OUR COMMON STOCK

Our shares trade on the OTC Bulletin Board under the symbol RPHA. The shares commenced trading on August 3, 2007. Only limited or sporadic quotations exists for the stock and no established public trading market is available.

Quarter Ended	High	Low

December 31, 2007	0.38	0.38
March 31, 2008	0.38	0.38
June 30, 2008	0.38	0.38
September 30, 2008	0.38	0.38

December 31, 2008	0.38	0.38
March 31, 2009	0.77	0.80
June 30, 2009	0.77	0.80
September 30, 2009	0.77	0.80

December 31, 2009	0.77	0.80

OTCBB quotations may reflect interdealer prices, without retail markup, markdown or commission and may not necessarily reflect actual transactions.

On March 17, 2010, we completed a 2-1 common stock split. All quotations are adjusted to reflect this split.

At March 19, 2010, there were 19,023,000 common shares issued and outstanding and the current bid price was $0.80.

Dividend Policy

We have not paid any cash dividends on its common equity in the last two fiscal years, and do not plan to do so as any earnings generated from future operations will be used to finance our operations. The only restrictions that limit the ability to pay dividends on common equity are those restrictions imposed by law. Under Nevada corporate law, no dividends or other distributions may be made which would render us insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy any outstanding liquidation preferences.

Holders

At March 19, 2010, there were approximately 75 holders of record.

Securities authorized for issuance under equity compensation plans

We have no equity compensation plan.

Penny Stock

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading; (b) contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of the Securities laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price; (d) contains a toll-free telephone number for inquiries on disciplinary actions; (e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and; (f) contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with (a) bid and offer quotations for the penny stock; (b) the compensation of the broker-dealer and its salesperson in the transaction; (c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for stock that is subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

MANAGEMENT

Our directors and executive officers, their ages and positions as of the March 19, 2010, are set forth below. All of our directors will hold office until the next annual meeting of shareholders and the election and qualification of their successors.

Name	Age	Position(s)
Ronald Hughes	48	President, Chief Executive Officer, Chief Accounting Officer, Chief Financial Officer, Treasurer and Director
Heather Grant	52	Secretary
Arne Raabe	40	Director

Ronald Hughes For the last five years Mr. Hughes has been President, CEO & Director of TransAmerican Energy Inc., a Canadian based oil and gas exploration company listed on the TSX-Venture Exchange under ticker symbol TAE. While with TransAmerican, Mr. Hughes was responsible for the acquisition of the company’s initial producing oil and gas assets and for the year ended April 30, 2009 the company realized revenues of Canadian Dollar 932,000. Mr. Hughes also sits on the Boards of VisionQuest Energy Group, and Precision Enterprises Inc., both Canadian based publicly traded companies on the TSX-Venture Exchange. VisionQuest Energy Group an enterprise management and development company trades under the symbol VQE. The principal business of Precision Enterprises is the identification and evaluation of assets or businesses with a view to completing a Qualifying Transaction. The company trades under symbol PSC.H. Mr. Hughes has 20 years of experience in early stage Business Development and he will be responsible for assessing and evaluating new business opportunities for Raphael. Mr. Hughes studied Resource Economics & Management from the University of Alberta.

Arne Raabe  Mr. Raabe received his Bachelor of Finance and Masters of Economics from the University of South Florida in 1993 and 1996, respectively. Since 2000, Mr. Raabe has worked as a self employed independent management consultant, specializing in corporate finance for start up companies. He has held various positions, including officer and director and advisor to various companies. From November 2000 to September 2005 he acted as director for Hampton Financial Partners providing the company general consulting services in the area of corporate governance compliance. From March 2003 he acted as director and officer for Secure Automated Filing Enterprises Inc., a Nevada based startup company providing Edgarizing and filing services for companies reporting to the Securities and Exchange Commission. Mr. Raabe resigned his position in October of 2003. In December of 2004 he held the position of Director for American Media Systems Co. assisting in the startup of the company. Mr. Raabe resigned as a director for American Media Systems Co. on December 31, 2004 and started Raphael Industries Ltd. in October of 2005. He has held the positions of Chief Executive and Chief Financial Officer since inception of Raphael and to February 2010. He has also held the position of Director since October 2005. In December, 2005 he was appointed director and Officer and in June 2006 he consented to act as interim President of Gondwana Energy Ltd. Gondwana Energy Ltd. was a Nevada based oil and gas company trading on the OTCBB under symbol GNDW. In October 2006 Mr. Raabe resigned from his positions with Gondwana Energy Ltd. In December 2008 Mr. Raabe was appointed director and in March 2008 he was appointed as Chief Financial Officer of Sentry Petroleum Ltd. Sentry Petroleum Ltd is a Nevada based oil and gas company, fully reporting issuer under the 1934 Act, and trading on the OTCBB under ticker symbol SPLM.

Heather Grant has been the Corporate Secretary since February 27, 2009. In 1995 Ms Grant founded Aide-de-Camp Services. Since then she has been President of the company providing specialized services to businesses in the areas of program development and account services specializing in regulatory procedures and compliance with federal agencies. Clients include financial planners, a medical device manufacturer, merchandise importers, and transportation operators. In May of 2007, Ms Grant was appointed secretary of Sentry Petroleum Ltd. Sentry Petroleum Ltd is a Nevada based oil and gas company, fully reporting issuer under the 1934 Act, and trading on the OTCBB under ticker symbol SPLM.

During the past five years, Ms. Grant and Mssrs. Hughes and Raabe have not been the subject of the following events:

1. Any bankruptcy petition filed by or against any business of which Ms. Grant and Mssrs. Hughes and Raabe were a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

2. Any conviction in a criminal proceeding or being subject to a pending criminal proceeding.

3. An order, judgment, or decree, not subsequently reversed, suspended or vacated, or any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting Ms. Grant and Mssrs. Hughes and Raabe’s involvement in any type of business, securities or banking activities.

4. Found by a court of competent jurisdiction (in a civil action), the Securities and Exchange Commission or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

We do not currently have employment agreements with our executive officer, but expect to sign an employment agreement with them in the next approximately twelve (12) months. We do not currently have a stock option plan. The following table details executive compensation during the last 3 fiscal years.

Summary Compensation Table
							Nonqualified
						Nonequity	deferred
				Stock	Option	incentive plan	compensation	All other
Name and principal		Salary	Bonus	awards	awards	compensation	earnings	compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)

Ronald Hughes	2009	0	0	0	0	0	0	0	0
CEO, CFO & Director	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Heather Grant	2009	5,066	0	0	0	0	0	0	5,066
Secretary	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Arne Raabe	2009	0	0	0	0	0	0	0	0
Former CEO, CFO & Director	2008	0	0	0	0	0	0	0	0
	2007	0	0	0	0	0	0	0	0

Option/SAR Grants

There were no option/SAR Grants during the 2008 or 2009 fiscal years.

Aggregate Option Exercises in the Last Fiscal Year and Fiscal Year-End Option Values

No stock options were exercised by any named executive officer during the 2008 or 2009 fiscal years and there are no stock options outstanding at September 30, 2009 or at the date of this report.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance to occur over a period longer than one fiscal year, whether such performance is measured by reference to our financial performance, our stock price, or any other measure.

Compensation of directors

Our Directors do not and will not receive a salary or fees for serving as a director, nor do they receive any compensation for attending meetings of the Board of Directors or serving on committees of the Board of Directors. They are not entitled to reimbursement of expenses incurred in attending meetings. There are no compensation arrangements for employment, termination of employment or change-in-control between us and the named Executive Officers. The following table details director compensation during the last fiscal year.

	Fees			Non-equity	Nonqualified
	earned or			Incentive	deferred
	paid in	Stock	Option	plan	compensation	All other
	cash	awards	awards	compensation	earnings	compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)

Ronald Hughes	0	0	0	0	0	0	0
Chief Executive Officer, Chief
Financial Officer and Director

Arne Raabe	0	0	0	0	0	0	0
Director

Craig Wacaser	0	0	0	0	0	0	0
Former Director

Indemnification

Pursuant to the articles of incorporation and bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney’s fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933 which may be permitted to directors or officers pursuant to the foregoing provisions, we are informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, as expressed in the Act and is, therefore unenforceable.

PRINCIPLE SHAREHOLDERS

Security ownership of certain beneficial owners and management

We are not directly or indirectly owned or controlled by a corporation or foreign government. As of March 19, 2010, we had an authorized share capital of 50,000,000 common shares with a par value of $0.0001 per share of which 19,023,000 shares are issued and outstanding.

The following table sets forth, as of March 19, 2010, the beneficial shareholdings of persons or entities holding five per cent or more of our common stock, each director individually, each named executive officer and all of our directors and officers as a group. Each person has sole voting and investment power with respect to the shares of Common Stock shown, and all ownership is of record and beneficial.

(1)	(2)	(3)	(4)
		Amount and
		Nature of Beneficial
Title of Class	Name of Beneficial Owner	Owner	Percent of Class

Common	Arne Raabe, 1)	10,200,000	53.6%

Common	Ronald Hughes 1)	0	0.0%

Common	Heather Grant 1)	0	0.0%

Common	All Officers and Directors as a Group	10,200,000	53.6%
	(three people)

1)  Address for service for officers and directors is 5190 Neil Road, Suite 430, Reno NV 89502

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have “beneficial ownership” of any security that such person has the right to acquire within 60 days after such date.

There are no limitations on future issuance of our common stock to management, promoters or their affiliates or associates. We may issue stock to these individuals for services rendered in lieu of cash payments. An issuance of stock will dilute your ownership in our company and might result in a reduction of your share value. We currently have no plans for the issuance of shares to management or promoters or their affiliates or associates for services rendered.

Changes in Control of the Registrant

To the knowledge of management there are no present arrangements or pledges of our securities that may result in a change of our control.

DESCRIPTION OF SECURITIES

Common Stock

Our authorized capital stock consists of 50,000,000 shares of common stock, $0.0001 par value. As of March 19, 2010, there were 19,023,000 common shares outstanding. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control. Section 3.10 of our bylaws specifies a quorum requirement of 5% at any meeting of shareholders. This means we can conduct business at shareholder meetings with only 5% of the shareholders present in person or by proxy. The effect of section 3.10 is that a small active shareholder base can make decisions that will impact the majority of shareholders if the majority elects to stay inactive.

All of our common stock, issued and unissued, is of the same class and ranks equally as to dividends, voting powers and participation in our assets on a winding-up or dissolution. No common shares have been issued subject to call or assessment. Each common share is entitled to one vote with respect to the election of directors and other matters. The shares of common stock do not have cumulative voting rights.

Therefore, the holders of a majority of shares voting for the election of directors can elect all the directors then standing for election, if they chose to do so, and in such event the holders of the remaining shares will not be able to elect any directors. Currently, Mr. Arne Raabe, one of our directors, beneficially owns 53.6% of the outstanding shares of our common stock and is in a position to control all matters subject to stockholder vote. See “Security Ownership of Certain Beneficial Owners and Management.”

The common shares have no preemptive or conversion rights, and no provisions for redemption, purchase for cancellation, surrender of sinking fund or purchase fund.

Neither our Articles of Incorporation nor our Bylaws contain specific provisions that would delay, defer or prevent a change in control. However, approximately 30,977,000 common stock shares are authorized but unissued as of March 19, 2010. All of such authorized but unissued shares are available for future issuance by the Board of Directors without additional shareholder approval. These additional shares may be used for a variety of purposes, including future offerings to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved common stock may be to enable the Board of Directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of Raphael Industries by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of management. Such additional shares also could be used to dilute the stock ownership of persons seeking to obtain control of Raphael Industries.

Warrants

We have no outstanding any warrants to purchase shares of our common stock.

Options

We have no outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

CERTAIN TRANSACTIONS

Except as otherwise indicated below, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, five percent beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest. Our President, Ronald Hughes will act as our promoter. Mr. Hughes has not and will not receive anything of value directly or indirectly for his role as our promoter. We have not and will not acquire any assets from Mr. Hughes.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

K.R. Margetson Ltd., independent certified accountants, have audited our financial statements included in this prospectus. These financial statements are included herein in reliance upon their report and upon their authority as experts in accounting and auditing. No expert or counsel has been hired on a contingent bases, will receive a direct or indirect interest in Raphael, or has acted as a promoter, underwriter, voting trustee, director, officer, or employee of Raphael.

LEGAL MATTERS

The Law Office of Conrad C. Lysiak, P.S. 601 West First Avenue, Suite 903, Spokane, Washington 99201, telephone (509) 624-1475 passed on the legality of the shares being offered in this prospectus.

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be prepared by a firm of Chartered Accountants.

Our financial statements from inception to December 31, 2009 (unaudited) and September 30, 2009 (audited), respectively, immediately follow:

RAPHAEL INDUSTRIES LTD.
INDEX TO FINANCIAL STATEMENTS

Raphael Industries Ltd.
(A Development Stage Company)
December 31, 2009 and September 30, 2009, respectively

Raphael Industries Ltd.
(A Development Stage Company)
Balance Sheets
(Expressed in US dollars)

	December 31,	September 30,
	2009	2009
	$	$
	(Unaudited)
ASSETS

Current Assets
Cash	230,791	239,248
Prepaid expenses	-	100

Total Current Assets	230,791	239,348

Property and Equipment (Note 3)	2,298	434

Total Assets	233,089	239,782

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	9,767	2,891
Accrued liabilities	2,500	2,500
Licensee fee payable	43,410	43,410

Total Liabilities	55,677	48,801

Going Concern (Note 1)
Commitments (Note 5)

Stockholders’ Equity

Common stock: 50,000,000 shares authorized, $0.0001 par value
9,511,500 shares issued and outstanding	951	951

Additional Paid-in Capital	320,199	320,199

Donated Capital (Note 4)	211,200	204,000

Deficit Accumulated During the Development Stage	(354,938)	(334,169)

Total Stockholders’ Equity	177,412	190,981

Total Liabilities and Stockholders’ Equity	233,089	239,782

The accompanying notes are an integral part of these financial statements

Raphael Industries Ltd.
(A Development Stage Company)
Statements of Operations
(Expressed in US dollars)
(Unaudited)

			Accumulated from
	Three months	Three months	October 31, 2005
	ended	ended	(Date of Inception)
	December 31,	December 31,	to December 31,
	2009	2008	2009
	$	$	$

Revenue	-	9,914	205,242
Cost of sales	-	5,129	106,710

Gross Profit	-	4,785	98,532

Operating Expenses

Foreign currency (gain) loss	(3,393)	22,892	25,043
General and administrative	24,162	26,733	366,720
Option expense	-	-	60,000

Total Operating Expenses	20,769	49,625	451,763

Net income (loss) before taxes	(20,769)	(44,840)	(353,231)

Income tax expense	-	-	1,707

Net income (loss)	(20,769)	(44,840)	(354,938)

Loss per share – Basic and diluted	(0.00)	(0.00)

Weighted Average Shares Outstanding	9,511,500	9,511,500

The accompanying notes are an integral part of these financial statements

Raphael Industries Ltd.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in US dollars)
(Unaudited)

			Accumulated from
	Three months	Three months	October 31, 2005
	ended	ended	(Date of Inception)
	December 31,	December 31,	to December 31,
	2009	2008	2009
	$	$	$

Operating Activities
Net income (loss)	(20,769)	(44,840)	(354,938)

Adjustments to reconcile net loss of cash
Depreciation	212	2,000	24,247
Donated services	7,200	14,400	211,200
Option lapse	-	-	50,000

Change in operating assets and liabilities
Accounts receivable	-	(18,530)	-
Prepaid expenses	100	25	-
Accounts payable and accrued liabilities	6,876	10,231	12,267
License fee payable	-	8,616	43,410

Net Cash (Used In) Operating Activities	(6,381)	(28,098)	(13,814)

Investing Activities
Deposit on database list option	-	-	(50,000)
Website development	-	-	(22,000)
Purchase of equipment	(2,076)	-	(4,545)

Net Cash Flows (Used in) Investing Activities	(2,076)	-	(76,545)

Financing Activities
Proceeds from issuance of common stock	-	-	321,150

Net Cash Flows Provided by Financing Activities	-	-	321,150

Increase (Decrease) in Cash	(8,457)	(28,098)	230,791

Cash – Beginning of Period	239,248	241,589	-

Cash – End of Period	230,791	213,491	230,791

Supplemental Disclosure
Interest paid	-	2	56
Foreign exchange (gain) loss	(3,393)	22,892	25,043

The accompanying notes are an integral part of these financial statements

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(Unaudited)

NOTE 1 - NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

Raphael Industries Ltd. (“the Company”) was incorporated on October 31, 2005 under the laws of the State of Nevada. Its principal business is to market database for commercial use in newsletters, direct mail, and internet marketing promotions.

The financial statements are prepared in accordance with generally accepted accounting principles in the United States on a going concern basis which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. To date the Company has funded operations through the issuance of capital stock and the limited generation of revenues. The Company has limited operating history, has generated limited revenues from operations, and may require additional capital requirements.  As at December 31, 2009, the Company has an accumulated deficit of $354,938. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s plan is to continue raising additional funds through future equity or debt financings, as needed, until it can generate sufficient revenues to maintain sustainable profitable operations. On October 25, 2006, the Company filed an amended SB-2 Registration Statement with the United States Securities and Exchange Commission and raised $251,150. It has sufficient capital to maintain operations for the next 12 months.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Fiscal Year
These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is September 30.

(b) Interim Financial Statements
The interim financial statements have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations, and cash flows for the periods shown. The results of operations for such periods are not necessary indicative of the results expected for a full year or for any future period.

(c) Recent Accounting Pronouncements
The Company adopts new accounting pronouncements relating to generally accepted accounting principles applicable to the Company as they are issued, which may be in advance of their effective adoption date.  Management does not believe that any recently issued but not yet effective standards, if currently adopted, would have a material effect on these financial statements.

NOTE 3 – PROPERTY AND EQUIPMENT

			December 31,	September 30,
			2009	2009
		Accumulated	Net Carrying	Net Carrying
	Cost	amortization	Value	Value
	$	$	$	$

Computer hardware	4,545	2,247	2,298	434

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
(Unaudited)

NOTE 4 – RELATED PARTY TRANSACTIONS

Consulting fees of $7,200 (2008: $14,400) were recorded as donated services by the President of the Company for consulting services provided to the Company during the three month period ended December 31, 2009.  These fees are included in general and administrative, and recorded as donated capital.

NOTE 5 - COMMITMENTS

The Company entered into a license agreement dated December 1, 2007 for the exclusive use of a database for a period of 24 months.  The license agreement lapsed and has not been renewed.

NOTE 6 – SUBSEQUENT EVENTS

The Company evaluated subsequent events through the date and time the financial statements which were issued on February 10, 2010.

K. R. Margetson Ltd.	Chartered Accountant

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders,
Raphael Industries Ltd.

We have audited the accompanying balance sheets of Raphael Industries Ltd. (A Development Stage Company) as of September 30, 2009 and 2008 and the related statements of operations, stockholders’ equity and cash flows for the years ended September 30, 2009 and 2008 and for the period from October 31, 2005 (Date of Inception) to September 30, 2009.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We did not audit the period from October 31, 2005 to September 30, 2006.  That period was audited by other auditors, whose report dated February 6, 2007, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion these financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2009 and 2008 and the results of its operations and its cash flows for years ended September 30, 2009 and 2008 and for the period from October 31, 2005 (Date of Inception) to September 30, 2009 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared using accounting principles generally accepted in the Unites States of America assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company is a development stage company and has yet to attain profitable operations, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to their planned financing and other matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

North Vancouver, Canada	”K R. Margetson Ltd.”
January 22, 2010	Chartered Accountant

331 East 5th Street	Telephone: (604) 929-0919
North Vancouver BC	Facsimile: 1(877) -874-9583
V7L 1M1	email: keith@krmargetson.com

Raphael Industries Ltd.
(A Development Stage Company)
Balance Sheets
(Expressed in US dollars)

	September 30,	September 30,
	2009	2008
	$	$

ASSETS

Current Assets
Cash	235,335	241,589
Accounts receivable	-	16,920
Prepaid expenses	100	25

Total Current Assets	235,435	258,534

Property and Equipment (Note 3)	434	1,114

Website Development (Note 4)	-	7,480

Total Assets	235,869	267,128

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	2,891	2,023
Accrued liabilities	2,500	5,003
Licensee fee payable	43,410	35,767

Total Liabilities	48,801	42,793

Going Concern and Commitments (Notes 1 and 7)

Stockholders’ Equity

Common stock: 50,000,000 shares authorized, $0.0001 par value
9,511,500 shares issued and outstanding	951	951

Additional Paid-in Capital	320,199	320,199

Donated Capital (Note 6)	204,000	168,000

Deficit Accumulated During the Development Stage	(338,082)	(264,815)

Total Stockholders’ Equity	187,068	224,335

Total Liabilities and Stockholders’ Equity	235,869	267,128

The accompanying notes are an integral part of these financial statements

Raphael Industries Ltd.
(A Development Stage Company)
Statements of Operations
(Expressed in US dollars)

			Accumulated from
			October 31, 2005
	Year ended	Year ended	(Date of Inception)
	September 30,	September 30,	to September 30,
	2009	2008	2009
	$	$	$

Revenue	9,390	48,281	203,079
Cost of sales	4,879	25,579	106,710

Gross Profit	4,511	22,702	96,369

Operating Expenses

Foreign currency loss (gain)	2,161	24,370	28,436
General and administrative	73,910	91,708	344,308
Option expense	-	-	60,000

Total Operating Expenses	76,071	116.078	432,744

Net income (loss) before taxes	(71,560)	(93,376)	(336,375)

Income tax expense (benefit)	1,707	-	1,707

Net loss and comprehensive loss	(73,267)	(93,376)	(338,082)

Loss per share – Basic and diluted	(0.01)	(0.01)

Weighted Average Shares Outstanding	9,511,500	9,511,500

The accompanying notes are an integral part of these financial statements

Raphael Industries Ltd.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in US dollars)

			Accumulated from
			October 31, 2005
	Year ended	Year ended	(Date of Inception)
	September 30,	September 30,	to September 30,
	2009	2008	2009
	$	$	$

Operating Activities

Net loss and comprehensive loss	(73,267)	(93,376)	(338,082)

Adjustments to reconcile net loss of cash
Depreciation	8,160	8,001	24,035
Donated services	36,000	57,600	204,000
Option lapse	-	-	50,000

Change in operating assets and liabilities
Accounts receivable	16,920	8,659	-
Prepaid expenses	(75)	120	(100)
Accounts payable and accrued liabilities	(1,635)	(6,844)	5,391
License fee payable	7,643	2,955	43,410

Net Cash (Used In) Operating Activities	(6,254)	(22,885)	(11,346)

Investing Activities

Deposit on database list option	-	-	(50,000)
Website development	-	-	(22,000)
Purchase of equipment	-	-	(2,469)

Net Cash Flows (Used in) Investing Activities	-	-	(74,469)

Financing Activities

Proceeds from issuance of common stock	-	-	321,150

Net Cash Flows Provided by Financing Activities	-	-	321,150

Increase (Decrease) in Cash	(6,254)	(22,885)	235,335

Cash – Beginning of Period	241,589	264,474	-

Cash – End of Period	235,335	241,589	235,335

Supplemental Disclosure
Interest paid	16	4	56
Foreign exchange loss	2,161	24,370	28,436

The accompanying notes are an integral part of these financial statements

Raphael Industries Ltd.
(A Development Stage Company)
Statements of Stockholders’ Equity
For the Period from October 31, 2005 (Date of Inception) to September 30, 2009
(Expressed in US dollars)

			Additional			Total
	Common Stock		Paid-in	Donated		Stockholder’s
	Shares	Amount	Capital	Capital	Deficit	Equity
	#	$	$	$	$	$

Balance on October 31, 2005 (Date of Inception)	-	-	-	-	-	-

October 31, 2005 - issue of common stock for
cash at $1.00 per share	1	1	-	-	-	1

November 28, 2005 - cancellation of common
stock	(1)	(1)	-	-	-	(1)

November 28, 2005 - issue of common stock
for cash at $0.01 per share	500,000	50	4,950	-	-	5,000

April 30, 2006 - issue of common stock
for cash at $0.01 per share	6,500,000	650	64,350	-	-	65,000

Donated services	-	-	-	52,800	-	52,800

Net loss and comprehensive loss	-	-		-	(22,650)	(22,650)

Balance - September 30, 2006	7,000,000	700	69,300	52,800	(22,650)	100,150

April 30, 2007 - issue of common stock
for cash at $0.10 per share	2,511,500	251	250,899	-	-	251,150

Donated services	-	-	-	57,600	-	57,600

Net loss and comprehensive loss	-	-		-	(148,789)	(148,789)

Balance - September 30, 2007	9,511,500	951	320,199	110,400	(171,439)	260,111

Donated Services	-	-	-	57,600	-	57,600

Net loss and comprehensive loss	-	-		-	(93,376)	(93,376)

Balance – September 30, 2008	9,511,500	951	320,199	168,000	(264,815)	224,335

Donated Services	-	-	-	36,000	-	36,000

Net loss and comprehensive loss	-	-		-	(73,267)	(73,267)

Balance – September 30, 2009	9,511,500	951	320,199	204,000	(338,082)	187,068

The accompanying notes are an integral part of these financial statements

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

NOTE 1 - NATURE OF BUSINESS AND CONTINUANCE OF OPERATIONS

Raphael Industries Ltd. (“the Company”) was incorporated on October 31, 2005 under the laws of the State of Nevada. Its principal business is to market database for commercial use in newsletters, direct mail, and internet marketing promotions..

The financial statements are prepared in accordance with generally accepted accounting principles in the United States on a going concern basis which contemplates the realization of assets and discharge of liabilities and commitments in the normal course of business. To date the Company has funded operations through the issuance of capital stock and the limited generation of revenues. The Company has limited operating history, has generated limited revenues from operations, is dependent on a limited number of databases, is dependent on the owners of the license agreements for the renewal of the license agreements, and may require additional capital requirements. The Company currently has one license to two databases resulting in a limited ability to market databases.  The Company does not have sufficient marketing capability to consistently undertake rentals independent of third party marketing and management agents. As at September 30, 2009, the Company has an accumulated deficit of $338,082. As a result, the Company is dependent on third party agents to successfully market and rent the databases. These factors raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management’s plan is to continue raising additional funds through future equity or debt financings, as needed, until it can generate sufficient revenues to maintain sustainable profitable operations. On October 25, 2006, the Company filed an amended SB-2 Registration Statement with the United States Securities and Exchange Commission and raised $251,150   It has sufficient capital to maintain operations for the next 12 months.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(a) Basis of Presentation and Fiscal Year
These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company’s fiscal year-end is September 30.

(b) Cash and Cash Equivalents
The Company considers all highly liquid instruments with maturity of three months or less at the time of issuance to be cash equivalents.

(c) Use of Estimates
The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The Company regularly evaluates estimates and assumptions related to donated expenses, stock-based compensation expense and deferred income tax asset valuations. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources. The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected.

(d) Comprehensive Loss
The Company follows FASB ASC 220 “Comprehensive Income” which establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2009, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(e) Basic and Diluted Earnings Per Share
The Company computes earnings per share in accordance Financial Accounting Standards Board (“FASB”) Accounting Standards Codification 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive. For the period ended September 30, 2009, there were no dilutive securities outstanding and therefore diluted earnings per share is not presented.

(f) Financial Instruments and Concentrations
The fair value of financial instruments, which include cash, accounts receivable, accounts payable, licensee fee payable, and amounts due to a related party were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The Company has some exposure to market risks from changes in foreign currency rates. The financial risk is the risk to the Company’s operations that arise from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.  The Company has cash balances in Canadian and US dollars.  Balances in U.S. dollars at Canadian institutions are not protected by insurance and are therefore subject to deposit risk.  In 2009, approximately $95,000 was protected by insurance (2008 $95,000).

(g) Foreign Currency Translation
The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with FASB ASC 830 “Foreign Currency Translation”, using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income. Foreign currency transactions are primarily undertaken in Canadian dollars. The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

(h) Property and Equipment
Property and equipment consists of computer hardware and is recorded at cost and is amortized on a straight-line basis over an estimated life of three years.

(i) Long-Lived Assets
In accordance with FASB ASC 360 Impairment or “Disposal of Long-Lived Assets”, the Company tests long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amount may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amount of the asset and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisal in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

(j) Advertising
The Company expenses advertising costs as incurred.  There have been no advertising expenses incurred by the Company since inception

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(k) Website Development Costs
The Company recognizes the costs associated with developing a website in accordance with FASB ASC 350-50 “Website Development Costs”.  Accordingly costs associated with the website consist primarily of website development costs paid to a third party. These capitalized costs will be amortized based on their estimated useful life over three years upon the website becoming operational. Internal costs related to the development of website content will be charged to operations as incurred.

(l) Revenue Recognition
The Company recognizes revenue from the licensing of databases in accordance with FASB ASC 650-45 “Reporting Revenue Gross as a Principal vs. Net as an Agent”. Revenue consists of licensing fees and is recognized only when the price is fixed or determinable, persuasive evidence of an arrangement exists such as a contract  or a written request from the customer, the product has been transferred, and collectability is reasonably assured. An order from a customer will include the quantity requested and the price paid by a customer. Revenues are recognized when the Company has delivered the ordered names to a customer. A customer has the authority to use the list immediately upon receipt from the Company. To reasonably assure collectability, the Company requests pre-payments on orders from customers without an established credit history. Otherwise, the Company awards credit under terms standard in the industry and regularly review accounts receivable for any bad debts. At the completion of the transfer of names to a customer the Company has fulfilled all obligations to that customer. As of September 30, 2009, $5,872 was written off as unrecoverable revenue.

(m) Income Taxes
The Company has adopted FASB ASC 740 “Accounting for Income Taxes” as of its inception wherein the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

(n) Stock-based Compensation
The Company records stock-based compensation in accordance with FASB ASC 718 “Stock Compensation”.  Accordingly, compensation costs attributable to stock options or similar equity instruments granted to employees are measured at the fair value at the grant date, and expensed over the expected service period with a corresponding increase to additional paid-in capital. Transactions in which goods or services based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable. The Company does not have a stock option plan and has not issued any share based payments since inception.

(o) Fair Value Measurements
The Company follows FASB ASC 820, “Fair Value Measurements and Disclosures”, for all financial instruments and non-financial instruments accounted for at fair value on a recurring basis. This new accounting standard establishes a single definition of fair value and a framework for measuring fair value, sets out a fair value hierarchy to be used to classify the source of information used in fair value measurement and expands disclosures about fair value measurements required under other accounting pronouncements. It does not change existing guidance as to whether or not an instrument is carried at fair value. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities, which are required to be recorded at fair value, the Company considers the principal or most advantageous market in which the Company would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as inherent risk, transfer restrictions and credit risk.  The Company has adopted FASB ASC 825, “Financial Instruments”, which allows companies to choose to measure eligible financial instruments and certain other items at fair value that are not required to be measured at fair value. The Company has not elected the fair value option for any eligible financial instruments.

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

(p) Derivative Instruments
The Company follows FASB ASC 815, “Derivatives and Hedges”. This standard establish accounting and reporting requirements for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities.  They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change.  The Company has not entered into derivative contracts to hedge existing risks or for speculative purposes.

(q) Recent Accounting Pronouncements
In June 2008, FASB issued ASC Topic 815, “Derivatives and Hedging,” which provides a two-step model to determine whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the scope exception in ASC 815-10-15-74. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2008.  This standard triggers liability accounting on all instruments and embedded features exercisable at strike prices denominated in any currency other than the functional currency of the operating.  The adoption of this pronouncement did not have a material impact on the Company’s financial statements.

On January 1, 2009, the Company adopted ASC sub-topic 810-10 (formerly SFAS No. 160, “Accounting and Reporting on Non-controlling Interest in Consolidated Financial Statements, an Amendment of ARB 51”). ASC 810-10 states that accounting and reporting for minority interests are to be recharacterized as noncontrolling interests and classified as a component of equity. The calculation of earnings per share continues to be based on income amounts attributable to the parent. ASC 810-10 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but affects only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary.  The adoption of ASC 810-10 did not have a material impact on the Company’s financial statements.

During the second quarter of 2009, the Company adopted guidance issued by the FASB in April 2009 that is intended to provide additional application guidance and enhance disclosures about fair value measurements and impairments of securities and guidance that expanded the fair value disclosures required for all financial instruments within the scope of ASC Topic 825 “Financial Instruments” to interim periods. The adoption of this guidance did not materially impact the financial statements.

In April 2009, the FASB issued an accounting standard to make the other-than-temporary impairments guidance more operational and to improve the presentation of other-than-temporary impairments in the financial statements. This standard will replace the existing requirement that the entity’s management assert it has both the intent and ability to hold an impaired debt security until recovery with a requirement that management assert it does not have the intent to sell the security, and it is more likely than not it will not have to sell the security before recovery of its cost basis. This standard provides increased disclosure about the credit and noncredit components of impaired debt securities that are not expected to be sold and also requires increased and more frequent disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. Although this standard does not result in a change in the carrying amount of debt securities, it does require that the portion of an other-than-temporary impairment not related to a credit loss for a held-to-maturity security be recognized in a new category of other comprehensive income and be amortized over the remaining life of the debt security as an increase in the carrying value of the security. This standard became effective for interim and annual periods ending after June 15, 2009. The adoption of this standard did not have a material impact on the Company’s financial statements.

In April 2009, the FASB issued an accounting standard that requires disclosures about fair value of financial instruments not measured on the balance sheet at fair value in interim financial statements as well as in annual financial statements. Prior to this accounting standard, fair values for these assets and liabilities were only disclosed annually. This standard applies to all financial instruments within its scope and requires all entities to

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

q) Recent Accounting Pronouncements (continued)
disclose the method(s) and significant assumptions used to estimate the fair value of financial instruments. This standard does not require disclosures for earlier periods presented for comparative purposes at initial adoption, but in periods after the initial adoption, this standard requires comparative disclosures only for periods ending after initial adoption. The adoption of this standard did not have a material impact on the disclosures related to its financial statements.

In June 2009, the FASB issued an accounting standard amending the accounting and disclosure requirements for transfers of financial assets. This accounting standard requires greater transparency and additional disclosures for transfers of financial assets and the entity’s continuing involvement with them and changes the requirements for derecognizing financial assets. In addition, it eliminates the concept of a qualifying special-purpose entity (“QSPE”). This accounting standard is effective for financial statements issued for fiscal years beginning after November 15, 2009. The Company has not completed the assessment of the impact this new standard will have on the Company’s financial condition, results of operations or cash flows.

NOTE 3 – PROPERTY AND EQUIPMENT

			September 30,	September 30,
			2009	2008
		Accumulated	Net Carrying	Net Carrying
	Cost	amortization	Value	Value
	$	$	$	$

Computer hardware	2,469	2035	434	1,114

NOTE 4 – WEBSITE DEVELOPMENT

			September 30,	September 30,
			2009	2008
		Accumulated	Net Carrying	Net Carrying
	Cost	amortization	Value	Value
	$	$	$	$

Website development	22,000	22,000	0	7,480

In September 2006, the Company entered into an agreement with a marketing company to develop a website and corporate identity for the Company for $30,000, of which $22,000 was capitalized in accordance with FASB ASC 350-50, “Accounting for Web Site Development Costs”.  In 2009, the amortization was completed with a charge of $7,480.

NOTE 5 - COMMON STOCK

On April 30, 2007, the Company issued 2,511,500 shares of common stock pursuant to the Company’s SB-2 registration statement at $0.10 per share for cash proceeds of $251,150.

On April 30, 2006, the Company issued 6,500,000 shares of common stock to the President of the Company at $0.01 per share for cash proceeds of $65,000.

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

NOTE 5 - COMMON STOCK (continued)

On November 28, 2005, the Company issued 500,000 shares of common stock to the President of the Company at $0.01 per share for cash proceeds of $5,000.

On October 31, 2005, the Company issued 1 share of common stock to the President of the Company at $1.00 per share for cash proceeds of $1. The share of common stock was cancelled on November 28, 2005.

As at September 30, 2009, there were no shares subject to options, warrants or other agreements..

NOTE 6 – RELATED PARTY TRANSACTIONS
Consulting fees of $36,000 ($57,600 in 2008) were recorded as donated services by the President of the Company for consulting services provided to the Company during the year ended September 30, 2009.  These fees are included in general and administrative, and recorded as donated capital.

NOTE 7 - COMMITMENTS

The Company entered into a license agreement dated December 1, 2007 for the exclusive use of a database for a period of 24 months. The Company has the exclusive right to market the database. The agreement calls for the payment of 30% of the generated revenues to the Company.

NOTE 8 - INCOME TAXES

The Company provides deferred income taxes for differences between the tax reporting basis and the financial reporting basis of assets and liabilities. The Company follows the provisions of FASB ASC 740, Accounting for Income Taxes. The impact of differences between the Company’s reported income tax provision on operating income and the benefit that would otherwise result from the application of statutory rates is noted below.  As management cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the deferred tax asset has been recorded.

Balance September 30	2009	2008
	$	$
	30%	32%
Net loss before income taxes	(71,560)	(93,376)
Expected Statutory rate - 30% in 2009; 32% in 2008

Income tax recovery at statutory rates	21,468	29,880
Permanent differences	(10,800)	(18,432)
Temporary difference	(1,081)	(569)
Income tax rate change	(1,818)	(1,708)
Valuation allowance	(7,769)	(9,171)

Net income tax benefit	-	-

Raphael Industries Ltd.
(A Development Stage Company)
Notes to the Financial Statements
September 30, 2009
(Expressed in US dollars)

NOTE 8 - INCOME TAXES (continued)

The net deferredd tax asset is as follows:

Balance September 30	2009	2008
	$	$
Net operating loss carry forward of $122,878
($90,923 in 2008)	36,864	29,095
Valuation allowance	(36,864)	(29,095)

Net deferred asset	-	-

Under normal circumstances the ability to apply the tax loss of $122,878 will expire as follows: expiring in 2027 - $56,926; expiring in 2028 - $33,997; expiring in 2029 - $31,955.

NOTE 9 – PRESENTATION

Certain 2008 figures have been reclassified in order to conform to the presentation used in 2009.

NOTE 10 – SUBEQUENT EVENTS

The Company did not have any subsequent events up to January 16, 2010

Until July 4, 2010, ninety days after the date of this prospectus, all dealers effecting transactions in our registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.